Exhibit 99.1
Republic Contacts:
Media Inquiries: Will Flower (954) 769-6392
Investor Inquiries: Tod Holmes (954) 769-2387
Ed Lang (954) 769-3591
Republic Services, Inc.
Announces 3-for-2 Stock Split
Fort Lauderdale, FL, Feb. 1, 2007...Republic Services, Inc. (NYSE: RSG), a leading provider of waste collection, recycling and disposal services, announced today that its Board of Directors has approved a 3-for-2 stock split effective on March 16, 2007, to stockholders of record as of March 5, 2007. As a result of the 3-for-2 stock split, one additional common share will be issued on March 16, 2007 for every two common shares held by shareholders of record as of the close of business on March 5, 2007. Republic Services’ stock will begin trading at the split-adjusted price on March 19, 2007. Fractional share amounts will be paid in cash based on the closing market price on the record date. The split is Republic Services’ first since becoming a publicly traded company in 1998, and will increase the total number of shares of common stock outstanding from approximately 130 million shares as of December 31, 2006 to approximately 195 million shares.
“During the past five years, our stock has appreciated more than 100 percent,” said James E. O’Connor, Chairman and Chief Executive Officer of Republic Services, Inc. “We remain confident in our long-term business prospects. We believe this stock split benefits our shareholders as it will increase trading liquidity and make equity ownership in Republic more accessible for individual investors.”

Republic Services also declared a regular cash dividend in the amount of $0.16 per share (on a pre-split basis) to shareholders of record on April 2, 2007. This cash dividend will be paid on April 16, 2007, after the 3-for-2 stock split is effected, and, as a result, will be $0.1067 per share after giving effect to the 3-for-2 stock split.
Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.
Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied in or by such forward-looking statements. Such factors include, among other things:
•	whether our estimates and assumptions concerning our selected balance sheet accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to our landfills and property and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;
•	various factors that will impact our actual business and financial performance such as competition and demand for services in the solid waste industry;
•	our ability to manage growth;
•	compliance with, and future changes in, environmental regulations;
•	our ability to obtain approvals in connection with expansions at our landfills;
•	our ability to obtain financing on acceptable terms and to operate within the limitations imposed by financing arrangements;
•	our ability to repurchase common stock at prices that are accretive to earnings per share;
•	our dependence on key personnel;
•	general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor, risk and health insurance, and other variable costs that are generally not within our control;
•	dependence on large, long-term collection, transfer and disposal contracts;
•	risks associated with undisclosed liabilities of acquired businesses;
•	risks associated with pending legal proceedings; and
•	other factors contained in our filings with the Securities and Exchange Commission.

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